EXHIBIT k

                         Opinion and Consent of Counsel

                                                         [The Union Central Life
                                                         Insurance Company logo]




April 9, 2009

The Union Central Life Insurance Company
1876 Waycross Road
P.O. Box 40888
Cincinnati, Ohio 45240

RE:      Carillon Life Account (1940 Act No. 811-09076)
         Excel Performance VUL Variable Universal Life Insurance
           (1933 Act No. 333-151914)
         Post-Effective Amendment on Form N-6

Ladies and Gentlemen:

With reference to the Post-Effective Amendment No. 1 to Registration Statement No. 333-151914 on Form N-6 filed by The Union Central Life Insurance Company and Carillon Life Account with the Securities and Exchange Commission covering individual flexible premium deferred variable life insurance policies (to be marketed as Excel Performance VUL), I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1. The Union Central Life Insurance Company is duly organized and validly existing under the laws of the State of Ohio and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Ohio.

     2. Carillon Life Account is a duly authorized and existing separate account established pursuant to the provisions of Section 3907.15 of the Ohio Revised Code.

     3. The Excel Performance VUL Variable Universal Life Insurance contracts, as issued, will constitute legal, validly issued, and binding obligations of The Union Central Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said Post-Effective Amendment to the Registration Statement.

Sincerely yours,

/s/ Elizabeth F. Martini

Elizabeth F. Martini
Vice President and General Counsel